UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-232638

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN INTERNATIONAL HOLDINGS CORP.

(Exact name of registrant as specified in charter)

Nevada	88-0225318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3990 Vitruvian Way, Suite 1152 Addison, TX	75001
(Address of principal executive offices)	(Zip Code)

American International Holdings Corp. 2019 Employee Stock Option Plan

(Full title of plan)

REGISTERED AGENTS INC.

401 RYLAND ST STE 200-A, Reno, NV 89502

(Name and address of agent for service)

(406) 730-3128

(Telephone number, including area code, of agent for service)

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMIH	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

TERMINATION OF REGISTRATION

American International Holdings Corp. (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (the “Amendment”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.0001 per share ( “Common Stock”), issuable by the Company pursuant to the American International Holdings Corp. 2019 Employee Stock Option Plan (the “Plan”) previously registered by the Company pursuant to the Registration Statement on Form S-8 (File No. 333-232638) (the “Registration Statement”), registering 10,000,000 shares of Common Stock, filed with the Securities and Exchange Commission on July 12, 2019. As a result of termination of the offering made pursuant to the Registration Statement, and in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the registration Statement and removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on December 12, 2019.

December 12, 2019	/s/ Jacob Cohen
Date	Jacob Cohen, Director, Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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